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                      February 22, 2024

       Jingjing Zhang
       Chief Financial Officer
       MINISO Group Holding Ltd
       8F, M Plaza, No. 109, Pazhou Avenue
       Haizhu District, Guangzhou 510000, Guangdong Province
       The People's Republic of China

                                                        Re: MINISO Group
Holding Ltd
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2023
                                                            File No. 001-39601

       Dear Jingjing Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Haiping Li